EXHIBIT 10.3

DEX MEDIA, INC.
FINANCIAL PLANNING BENEFIT

     The Dex Media, Inc. Financial Planning Benefit (the “Financial Planning Benefit”) was adopted by the Board of Directors of Dex Media, Inc. (the “Company”) on May 19, 2005. All the Company’s officers are eligible for the Financial Planning Benefit. Participation in the Financial Planning Benefit is voluntary. Pursuant to the Financial Planning Benefit, the Company will engage U.S. Trust to provide financial planning services to the Company’s officers. Such services may include financial status assessment, lifestyle planning, investment planning, estate planning and insurance planning. Such services will not include tax preparation or the drafting of legal documents. Each officer who selects to participate in the Financial Planning Benefit will: (i) receive an annual benefit in an amount not to exceed $5,000 and (ii) receive imputed income in an amount equal to such annual benefit.

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